FEDERAL INSURANCE COMPANY
Endorsement No.:	7
Bond Number:	81381508
NAME OF ASSURED: STERLING CAPITAL FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on December 1, 2012.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 16, 2013

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

	Endorsement No:	8

	Bond Number:	81381508

NAME OF ASSURED:	STERLING CAPITAL FUNDS

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

•	STERLING CAPITAL FUNDS
•	STERLING CAPITAL SELECT EQUITY FUND
•	STERLING CAPITAL MID VALUE FUND
•	STERLING CAPITAL SMALL VALUE FUND
•	STERLING CAPITAL SPECIAL OPPORTUNITIES FUND
•	STERLING CAPITAL EQUITY INCOME FUND
•	STERLING CAPITAL TOTAL RETURN BOND FUND
•	STERLING CAPITAL SHORT-TERM BOND FUND
•	STERLING CAPITAL INTERMEDIATE U.S. GOVERNMENT FUND
•	STERLING CAPITAL KENTUCKY INTERMEDIATE TAX-FREE FUND
•	STERLING CAPITAL MARYLAND INTERMEDIATE TAX-FREE FUND
•	STERLING CAPITAL NORTH CAROLINA INTERMEDIATE TAX-FREE FUND
•	STERLING CAPITAL SOUTH CAROLINA INTERMEDIATE TAX-FREE FUND
•	STERLING CAPITAL VIRGINIA INTERMEDIATE TAX-FREE FUND
•	STERLING CAPITAL WEST VIRGINIA INTERMEDIATE TAX-FREE FUND
•	STERLING CAPITAL STRATEGIC ALLOCATION CONSERVATIVE FUND
•	STERLING CAPITAL STRATEGIC ALLOCATION BALANCED FUND
•	STERLING CAPITAL STRATEGIC ALLOCATION GROWTH FUND
•	STERLING CAPITAL EQUITY INDEX FUND
•	STERLING CAPITAL SECURITIZED OPPORTUNITIES FUND
•	STERLING CAPITAL CORPORATE FUND
•	STERLING CAPITAL VARIABLE INSURANCE FUNDS
•	STERLING CAPITAL EQUITY INCOME VARIABLE INSURANCE FUND
•	STERLING CAPITAL SPECIAL OPPORTUNITIES VARIABLE INSURANCE
FUND
•	STERLING CAPITAL TOTAL RETURN BOND VARIABLE INSURANCE FUND
•	STERLING CAPITAL ULTRA SHORT BOND FUND

This Endorsement applies to loss discovered after 12:01 a.m. on December 1, 2012.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 16, 2013

ICAP Bond
Form 17-02-6272 (Ed. 8-04)